Exhibit 99.1

CONSENT OF EVERCORE GROUP L.L.C.

July 14, 2016

The Conflicts Committee of the Board of Directors of

Rose Rock Midstream GP, LLC, the general partner of

Rose Rock Midstream, L.P.

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

We hereby consent to (i) the inclusion of our opinion letter, dated May 30, 2016, to the Conflicts Committee of the Board of Directors of Rose Rock Midstream GP, LLC as Annex B to the joint consent statement/proxy statement/prospectus included in the initially filed Registration Statement on Form S-4 of SemGroup Corporation (“SemGroup”) filed on July 14, 2016 (the “Registration Statement”) relating to the proposed merger of a wholly-owned subsidiary of SemGroup with and into Rose Rock Midstream, L.P. and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary – Opinion of Evercore – Financial Advisor to Rose Rock Conflicts Committee”, “The Merger – Background of the Merger”, “The Merger – Reasons for the Rose Rock Conflicts Committee’s Recommendation”, “The Merger – Unaudited Financial Projections of SemGroup and Rose Rock” and “The Merger – Opinion of Evercore – Financial Advisor to the Rose Rock Conflicts Committee” of the joint consent statement/proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above–mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above–mentioned Registration Statement), joint consent/proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha
Name:	Robert A. Pacha
Title:	Senior Managing Director